EXHIBIT 23.1

I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OFG Bancorp:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-191603, 333-170064, 333-147727, 333-102696, 333-57052, and 333-84473) of OFG Bancorp and subsidiaries (the Company) of our reports dated March 14, 2016, with respect to the consolidated statements of financial condition of the Company as of December 31, 2015 and 2014, and the related statement of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting, as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.

/s/ KPMG LLP

San Juan, Puerto Rico

March 14, 2016